 EX. - 99.2

Global Earth Energy and Modern Coal Sign Purchasing Agreement to Acquire Samuel Coal

--Closing Date Set for August 11, 2011--

WILMINGTON, NC, June 15, 2011: Global Earth Energy, Inc. (OTCBB: GLER) announced, along with its joint venture partner Modern Coal, LLC, a Texas major contract mining company, that they have executed a purchasing agreement to acquire Samuel Coal, Inc. based in Kentucky. The purchase includes all of Samuel Coal's existing properties, multiple permits, operations and mineral resources.  The purchase price of $7.5 million will be initially funded by a cash down payment paid by Modern Coal to Samuel Coal by June 20, 2011. Under the terms of the agreement, the balance owed will be paid on the closing date of the transaction on August 11, 2011.

This acquisition will enable Abundance Coal, a 40-year coal mining company based in Kentucky, to fulfill its previously announced mining contract agreement with Samuel Coal. Further, due to the abundance of resources on the Samuel Coal properties, the joint venture will be able to ramp up production and move forward with multiple letters of intent already in place. The mines are located on approximately 5,000 acres near Hindman in the eastern part of Kentucky. (http://mapq.st/ePX71T).

Further information can be found on Global Earths Website, along with previous news release involving Samuel Coal.

About Global Earth Energy, Inc.

Global Earth Energy, Inc. provides renewable energy solutions. In addition, the Company is pursuing joint venture agreements with green solution providers worldwide.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words "believes," "expects," "anticipates" or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from those expressed or implied by such forward-looking statements. Certain risks are detailed in the Company's Form 10-K and other periodic filings with the Securities Exchange Commission at www.sec.gov. This news release speaks as of the date first set forth above and the Company assumes no responsibility to update the information included herein for events occurring after the date hereof.

Contact:
Global Earth Energy
Tel: 910-509-7232
www.globalearthenergy.com